SCHEDULE 14C INFORMATION

                        Information Statement Pursuant to
                              Section 14(c) of the
                         Securities Exchange Act of 1934
                               (Amendment No. __)

Check the appropriate box:

[ ] Preliminary Information Statement
[X] Definitive Information Statement

                         THE AMERICAN ENERGY GROUP, LTD.
                  (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies:
      N/A
2) Aggregate number of securities to which transaction applies:
      N/A
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      $4,000,000 is the sale price of the assets to be sold.

4) Proposed maximum aggregate value of transaction:
      $4,000,000

5) Total fee paid:
      $800

[X] Fee paid with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
      $800
2) Form, Schedule or Registration Statement No.:
      Schedule 14C
3) Filing Party:
      The American Energy Group, Ltd.
4) Date Filed:
      June 1, 2000

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                            SCHEDULE 14C INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

YOU ARE REQUESTED TO GIVE YOUR CONSENT TO A SALE OF ASSETS PROPOSED BY THE COMPANY. THE INFORMATION IN THIS SCHEDULE IS MATERIAL TO THE PROPOSED TRANSACTION AND SHOULD BE REVIEWED IN ITS ENTIRETY IN CONNECTION WITH YOUR DECISION WHETHER TO GIVE OR WITHHOLD YOUR CONSENT.

ITEM 1.  INFORMATION TO BE CONSIDERED BY EACH SHAREHOLDER

BRIEF DESCRIPTION OF MATTER TO BE ACTED UPON

   The American Energy Group, Ltd., a Nevada corporation (the "Company") is requesting the consent of the shareholders of the Company to a sale of its Texas-based oil and gas leases, including all equipment used or associated with the Texas operations held by the Company or its operating subsidiary, The American Energy Operating Corp., a Texas corporation ("AEOC"). A sale of the Texas-based assets would divest the Company of all of its assets other than its oil and gas concession in the Republic of Pakistan, comprised of approximately one million acres, which is held by its wholly-owned subsidiary, Hycarbex-American Energy, Inc., a Texas corporation ("Hycarbex"). The purpose of a sale is to focus the business of the Company upon the development of its Pakistan concession. The timing of the proposed sale is prompted by the Company's need for working capital to meet the current financial deposit requirements and near term development requirements imposed by the Government of Pakistan in connection with the concession. The net proceeds of the sale will be utilized toward these Pakistan financial requirements. Without a sale of the Texas-based properties, the Company does not have sufficient capital to meet the near term Pakistan financial obligations.

BRIEF HISTORY OF THE COMPANY'S TEXAS AND PAKISTAN ASSETS AND REASONS FOR PROPOSED SALE OF TEXAS ASSETS

   The Company currently owns and operates a total of 107 existing wellbores in two producing Texas oil fields, the Blue Ridge Field and the Boling Dome Field, each of which are within fifty (50) miles of the Houston, Texas metropolitan area. Most of these existing wells were drilled by other oil companies prior to the Company's acquisition of the properties and were inactive at the time of such acquisition. Since its acquisition, the Company has drilled new developmental wells and has reactivated certain of the existing inactive wells present on the Texas leases at the time of acquisition. During the three (3) months ending March 31, 2000, the Company, through its operating subsidiary, AEOC, drilled and successfully completed one (1) new developmental well in the Blue Ridge Field. During the quarter, an average of twenty-

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   eight (28) of the Company's 107 wells were producing daily with varying production ranging from 2 barrels per day to 55 barrels per day. A small number of these producing wells flow without mechanical pumping but the majority require mechanical pumping assistance. Both the number of producing wells and the daily production from those wells remained stable throughout the quarter. Moderate increases in the overall daily production rate occurred throughout the quarter as a result of field work in progress. Quoted oil prices during the quarter, at one point, exceeded $30 per barrel and sales of oil by the Company during the quarter averaged $27.38 per barrel.

   In the initial four years in which Hycarbex has held the Jacobabad concession in the Middle Indus Basin of central Pakistan, it has expended in excess of $8.0 Million in acquisition, geological, seismic, drilling and associated costs. Hycarbex has drilled three exploratory wells on the Jacobabad concession to date without achieving a commercial discovery, but has encountered natural gas shows in all three wells. Hycarbex suspended operations on one well pending further testing, plugged one well due to mechanical and downhole difficulties while drilling, and plugged a second well due to contact with natural gas containing a high content of hydrogen sulfide and carbon dioxide. While previous exploration activity by the Company on the Pakistan concession has been unsuccessful, Management is of the opinion that technical information obtained from the previous seismic and drilling activity suggests that further exploration in Pakistan is warranted and that efforts should be made to preserve and develop the concession.

   The plugging and abandonment of the David #1A well in the spring of 1999 due to the contact with hydrogen sulfide and carbon dioxide triggered a requirement under the exploration license that a substitute well be drilled. Hycarbex was granted an extension until June 1, 2000 for the drilling of a substitute well on its Pakistan Concession. The extension was conditioned upon Hycarbex's compliance with all other requirements of the exploration license, including the requirement that a minimum of $1,100,000 be maintained on deposit in its Pakistan operating account toward the anticipated costs associated with the drilling of the substitute well, as well as an additional $1,100,000 for the anticipated costs of the next exploration well required by the exploration license. Hycarbex has not complied with these deposit requirements because of a lack of funds, and efforts to raise the entirety of the funds to date through loans, equity placements or other means have been unsuccessful.

   An additional $500,000 was deposited in the Pakistan account subsequent to the end of the quarter. These funds were received upon the execution of the agreement to sell the Texas oil and gas leases described below. Should this sale transaction be consummated, the balance of the funds would be paid in cash to the Company and would be applied to discharge the existing liens against these assets, outstanding operating expenses and the Pakistan deposit and drilling requirements.

   Under the applicable local rules pertaining to petroleum concessions, the Government of Pakistan can revoke the exploration license for any material breach which is not cured within 60 days of written notice of noncompliance. Hycarbex has not received a notice of default as of the date of this report.

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   Since Hycarbex does not have the present ability to satisfy the deposit requirements, a notice of default from the Pakistan Government could only be cured by successfully raising the necessary funds from the closing of the sale of the Texas oil and gas leases, a sale of securities, a joint venture arrangement, or outside sources within the 60-day period. A failure to make the required deposits after a default notice from the Pakistan Government could result in a forfeiture of the exploration license and a loss of the concession. The exploration license could also be revoked if Hycarbex is unable to comply with the June 1, 2000 drilling deadline for the replacement well, if that deadline is not extended. Hycarbex is currently in active negotiations with the Pakistan Government for an extension of the June 1 drilling date for the replacement well and the required deposits associated with the replacement well and the succeeding well.

LEGAL BASIS AND METHOD FOR OBTAINING SHAREHOLDER CONSENTS

   Nevada law, which governs the Company's general corporate operations, provides that any action permitted to be taken at a meeting of shareholders may be taken without a meeting if, before or after the action, a written consent is executed by a majority of shareholders.

   The Company has engaged the services of ADP, an independent, third-party organization in the shareholder communication and solicitation business, to deliver the necessary consents with accompanying information to the shareholders of record and to receive and tally the returned consents. ADP has provided instructions to each shareholder as a part of the informational materials submitted. The shareholders shall be determined as of a record date of May 30, 2000. The Company has only one class of voting stock outstanding, being its Common Stock. As of the most recent quarterly report of the Company for the period ended March 31, 2000, the outstanding shares of Common Stock totaled 34,928,895. Currently, there are 36,196,944 outstanding shares of Common Stock.

   In the event that the Company receives consents representing a majority of the outstanding shares of Common Stock of the Company, being 18,098,473 shares, the proposed sale of the Texas-based assets will be considered approved by the shareholders and management will proceed to consummate a sale transaction. A specific sale transaction is described below, but should the described transaction fail to close for any reason, management intends to promptly seek an alternative purchaser under comparable terms. Any shareholder who is opposed to a sale of the Texas-based assets shall have the right to withhold his, her or its consent. A non-response shall be treated as a negative vote.

SUMMARY DESCRIPTION OF THE PROPOSED TRANSACTION

   During the quarter ended March 31, 2000, the Company entered with negotiations with several interested third parties for the sale of all the Company's Texas-based oil and gas leases, the equipment associated with those leases owned by the Company, and the stock of AEOC, the Company's operating subsidiary. AEOC does not own any of the leases but does solely in connection with such leases. The Company received several written and verbal offers. After consideration of the relative merits of each such offer, the Company entered into an agreement to sell its Texas-based assets to Northen Lights Energy, Ltd., a Nassau, Bahamas corporation ("NLE") for a purchase price of $4,000,000, the highest written offer received for the assets.

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
   The NLE Agreement provides for an advance payment prior to closing of $750,000, which has been fully funded. A total of $500,000 of this initial sum was deposited in Hycarbex's Pakistan account. The remaining $250,000 was utilized by the Company for transaction related liabilities. The closing of the sale transaction is currently scheduled for June 26, 2000, subject to satisfactory due diligence by NLE and further subject to approval by the Company's shareholders. Upon this initial funding, NLE assumed control of the field operations managed by AEOC.

   In the event that NLE elects to close, the sum of $2,950,000 will be paid to the Company at the closing date. The Company must utilize approximately $1,750,000 of these funds to discharge existing liens against the oil and gas leases as a part of its closing responsibilities. The NLE Agreement further provides that the $300,000 balance of the purchase price shall be held in an escrow account by NLE for an additional 45 days beyond the closing date as security for repayment of any Company liabilities paid by NLE during the due diligence period and as security for any well plugging liabilities or other liabilities of the Company which may affect the assets acquired.

   The book value of the Company's Total Assets was $24,729,130 as of the end of the March 31, 2000 fiscal period, based upon the full cost method of accounting for the Company's oil and gas properties whereby all costs associated with the acquisition, exploration and development of the properties are capitalized in a "full cost pool". The portion of these Total Assets attributed to the Texas oil and gas leases is $15,643,873 and the sum of $8,428,554 has been capitalized in connection with the Pakistan concession. The book value of an oil and gas property which is calculated using the full cost method of accounting does not necessarily approximate the fair market value of the particular property. The fair market value approach is generally determined by the price a willing purchaser will pay for the property. Many factors can affect the market value, including the recoupment period for the investment based upon the particular property's income generating potential over a finite period. Book value, on the other hand, will generally incorporate as a part of the calculation the long-term income based upon development of the proven reserves. If the proposed sale is consummated, the Company will realize a loss against book value equal to $11,643,873 based upon the difference between the $15,643,873 in book value attributed to these assets and the $4,000,000 sale price.

   In the event that NLE elects not to close the transaction, the NLE Agreement provides that the $750,000 advance payment made by NLE upon execution of the Agreement shall be treated as loan by NLE to the Company and shall be repaid by the Company out of 25% of the proceeds of production received each month from the Texas assets until paid in full. NLE shall maintain control of the field operations through AEOC during this repayment period. In the event NLE fails to close the transaction for any reason, the Company intends to promptly seek another purchaser for the Texas-based assets under terms which take into account all factors then affecting market value, such as the prevailing price for oil, the level of productivity of the existing wells at that time, the value of the equipment and the then estimated proved hydrocarbon reserves under the oil and gas leases. Management expects that a sale to a purchaser other than NLE would be under comparable purchase price terms. THE CONSENT HEREBY REQUESTED FROM EACH SHAREHOLDER LIKEWISE

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   SEEKS APPROVAL OF A SALE OF THE TEXAS-BASED ASSETS TO AN ALTERNATIVE
   PURCHASER SHOULD THE NLE TRANSACTION FAIL TO CLOSE FOR ANY REASON.

ADDITIONAL ITEM 1 INFORMATION TO BE CONSIDERED BY EACH SHAREHOLDER

   (i) The principal executive officers of the Company are located at 9315 FM 1489, Simonton, Texas. The mailing address of the Company is P. O. Box 489, Simonton, Texas 77456-0489. The address of Northern Lights Energy, Ltd., the proposed purchaser, is East Bay Center, Suite B-66, Box N-1836, Nassau, Bahamas. Its principal contact is Brian Longpre.

   (ii) Nevada State law does not require that a submission date for the consents be specified.

   (iii) There are no dissenter's rights applicable to any shareholder who is not in favor of the transaction which is the subject of the requested consents.

   (iv) The only class of outstanding voting securities is Common Stock and there were 36,196,944 Common shares outstanding as of May 31, 2000. Each share is entitled to one vote. The Company is unaware of the identity of any principal or major holders. The officers and directors of the Company, as a group, hold less than 5% of the Common Stock.

   (v) No action is to be taken in connection with the election of directors, any compensation plan, any pension plan, any retirement plan, or any options warrants or rights to purchase.

   (vi) No action is to be taken in connection with the selection, approval or ratification of the Company's accountant.

   (vii) No action is to be taken in connection with any cash or noncash compensation plan.

   (viii) No action is to be taken in connection with the modification of any class of securities or the authorization or issuance of any securities.

   (ix) No action is to be taken with respect to the restatement of any asset, capital or surplus account.

   (x) No action is to be taken with respect to any report of the Company.

   (xi) No action is to be taken with respect to any amendment of any charter or bylaw provision.

   (xii) No other action is to be taken on any matter not specifically referred to in this Schedule.

ITEM 2.  STATEMENT THAT PROXIES ARE NOT SOLICITED.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

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ITEM 3. INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED
   UPON.

   No director or officer of the Company during the period commencing with the beginning of the last fiscal year, or an associate of the foregoing persons, has an interest in the proposed transaction. No director has informed the Company that he intends to oppose the solicitation of consents to the sale transaction.

ITEM 4.  PROPOSALS BY SECURITY HOLDERS.

   There are no known alternative or opposing proposals by existing shareholders.

EXHIBITS AND ITEMS INCORPORATED BY REFERENCE

   The Company hereby incorporates by reference its Form 10-Q Quarterly Report for the quarter ended March 31, 2000, filed with the Securities and Exchange Commission on May 12, 2000.

   Attached to this Information Statement as an Exhibit is the form of Consent delivered to the shareholders of record.

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
                            EXHIBIT - FORM OF CONSENT

                         THE AMERICAN ENERGY GROUP, LTD.
                         WRITTEN CONSENT OF SHAREHOLDER

        THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         THE AMERICAN ENERGY GROUP, LTD.

     The undersigned, as the record holder of shares of Common Stock, par value $.001 per share (the "Common Stock") of the American Energy Group, Ltd., a Nevada corporation (the "Company") hereby takes the following action with respect to all of the shares of the Company's Common Stock of which the undersigned is the record holder on May 30, 2000.

                  [ ] CONSENTS           [ ] DOES NOT CONSENT

     PROPOSAL: To the sale by the Company of all of its Texas-based oil and gas leases and related assets (including the stock of its operating subsidiary, The American Energy Operating Corp. (i) to Northern Lights Energy, Ltd. for a purchase price of $4,000,000 pursuant to an existing purchase agreement with such party; or, (ii) to an alternative purchaser on comparable terms, in the discretion of the Board of Directors, should the proposed purchase by Northern Lights Energy, Ltd. fail to be consummated by the parties for any reason.

     If the undersigned has signed and returned this Consent but has failed to check a box marked "CONSENTS" or "DOES NOT CONSENT" for the proposal, the undersigned agrees that he, she or it shall be deemed to have CONSENTED to the actions described in the proposal.


                                    X____________________________________
                                          (Signature of Stockholder)

                                    X____________________________________
                                          (Signature of Stockholders if
                                                 held jointly)

                                    Dated:________________________________
                                             (Please Date this Consent)

NOTE: Your signature should appear as your name appears hereon. If signing as attorney, executor, administrator, trustee or guardian, indicate such capacity. All joint tenants should sign. When the Consent is given by a corporation, it should be signed by an authorized officer. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only such holder can sign the Consent. Please contact the person responsible for your account and give instructions to sign and return the Consent. The Board of Directors requests that you sign and date the Consent and return it as soon as possible. Below are instructions for voting your shares by access to an Internet site or, alternatively, a toll-free telephone number. If you have questions about giving your Consent or require assistance, please contact James M. Hughes at (210) 227-2200 between 8:30 and 5:00 p.m. Central Daylight Time.

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